Richard L. Markee Elected to Collective Brands, Inc. Board of Directors

TOPEKA, KS -- (Marketwire - July 05, 2011) - Collective Brands, Inc. (NYSE: PSS) today announced that Richard L. Markee has been elected to its board of directors, with a term to expire in 2014.

Mr. Markee, age 58, has served as Executive Chairman of Vitamin Shoppe, Inc. since April 4, 2011. He has served as a director since September 2006, and was non-executive Chairman of the Board and a Director from April 2007 to September 2009. From September 8, 2009 to April 4, 2011, he served as the Company's Chief Executive Officer and as Chairman of the Board. He previously served as the President of Babies 'R' Us from August 2004 to November 2007 and Vice Chairman of Toys 'R' Us, Inc. from May 2003 through November 2007. Mr. Markee also served as Interim Chief Executive Officer of Toys 'R' Us, Inc. and its subsidiaries from July 2005 to February 2006. Mr. Markee served as President of Toys 'R' Us U.S. from May 2003 to August 2004. From January 2002 to May 2003, he was Executive Vice President, President- Specialty Businesses and International Operations of Toys 'R' Us. Mr. Markee was an Operating Partner of Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies from November 2008 to September 2009. From 2006 to 2008, Mr. Markee was an Operating Partner of Bear Stearns Merchant Banking, the predecessor to Irving Place Capital Management, L.P. He has also been a director of Dorel Industries since November 2008. From June 2005 through July 2006, he served on the board of directors of The Sports Authority, Inc. From October 1999 to January 2002, he served as Executive Vice President - President of Babies 'R' Us and the Chairman of Kids 'R' Us. As a result of these and other professional experiences, Mr. Markee possesses particular knowledge and experience in branded consumer products, marketing, strategic planning and leadership of complex organizations that strengthen the Board's collective qualifications, skills and experience.

"We are pleased that Richard L. Markee has joined the Collective Brands Board of Directors," said Scott Olivet, Non-Executive Chairman, of Collective Brands, Inc. "Rick is an excellent leader who has exceptional experience in branding, product, and retail operations. He will bring a powerful consumer orientation and financial acumen to the Board."

With the addition of Mr. Markee, the Collective Brands Board of Directors now consists of nine directors, all of who are independent directors.

About Collective Brands, Inc. Collective Brands, Inc. (NYSE: PSS) is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. The company operates three strategic units covering a powerful brand portfolio, as well as multiple price points and selling channels including retail, wholesale, ecommerce and licensing. Collective Brands, Inc. includes the Performance + Lifestyle Group, focused on lifestyle and performance branded footwear and high-quality children's footwear sold primarily through wholesaling, with its brands including Stride Rite®, Keds®, Sperry Top-Sider® Robeez® for Stride Rite, and Saucony®, among others; Payless ShoeSource, focused on democratizing fashion and design in footwear and accessories through its nearly 4,500-store retail chain, with its brands Airwalk®, Dexter®, Champion®, Zoe & Zac™, the first-ever affordable green footwear brand, and designer collections by fashion designers Christian Siriano, Lela Rose, Isabel Toledo and Silvia Tcherassi; and Collective Licensing International, the brand development, management and global licensing unit, with such youth lifestyle brands as Airwalk®, Above The Rim®, Vision Street Wear®, STRIKEFORCE™, Clinch Gear™, Sims®, Lamar® and LTD®, World Snowboarding Championships™ and Hind®. Information about, and links for shopping on, each of the Collective Brand's units can be found at www.collectivebrands.com.

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